EXHIBIT 10.36

[Spectranetics letterhead]

February 14, 2005

Cardiovascular Institute of the South
2730 Ambassador Caffery Parkway
P.O. Box 61160
Lafayette, LA 70596-1160

Dear Craig and David:

I am writing to follow up on the conversations that we have had on number of occasions over the past several months regarding the Peripheral Vascular Training “Gloves On” courses that you operate through the Cardiovascular Institute of the South. I appreciate the opportunity you have afforded Spectranetics to interface with cardiologists, vascular surgeons and radiologists during these courses through a secondary sponsorship. I certainly believe that providing the exposure to the laser during these peripheral training courses adds value to Spectranetics. Your ability to showcase the proper applications for the laser in the treatment of both peripheral vascular disease, in particular critical limb ischemia, as well as, coronary artery disease is very impactful.

We have followed up with a number of physicians who have participated in these “Gloves On” courses during 2004. We have testimonials of the effectiveness of our technology. Many of these physicians return to their hospitals and begin practicing laser atherectomy or request a laser to initiate this program. We appreciate the opportunity to follow up immediately with the participants of your course to help them establish a laser program. We try to “strike while the iron hot”.

In keeping with my commitment to renew on our agreement on training, I would like to extend to you our interest in continuing to train physicians through “Gloves On” courses. I understand that you will have approximately 70 courses in 2005. We would like to continue the training provided directly by both of you in each of these scheduled courses. We would also like to consider scheduling a dedicated Spectranetics customer course for this fall, for several leading interventionalists and vascular surgeons, to learn the special techniques and protocols that you teach.

Spectranetics will continue to be a major participant at the New Cardiovascular Horizon course in New Orleans. We would also like to continue having you both present at programs around the country such as teaching hospital grand rounds, etc. We will also hope that you will continue to develop white papers, peer reviewed abstracts and journal articles based on your outstanding work with the excimer laser.

Cardiovascular Institute of the South
February 14, 2005

I also recognize that there is an appropriate compensation that should be in place to keep Spectranetics active in the “Gloves On” program. I have discussed this with you in light of our past agreements, within the confines of our budgets and in the environment of new regulatory guidance provided by the AdvaMed code of ethics and the Sarbanes-Oxley legislation.

In keeping with all of our interests, we would therefore like to extend our financial agreement for the training of the attendees of the “Gloves On” courses scheduled for 2005. We have budgeted $75,000 for each of you for the year of 2005. This represents $18,750 per quarter.

We recognize this represents a significant opportunity for us to work together to appropriately train our customers. It is the single largest investment that we make in our training and a very large percentage of our total training investment. We look forward to working with you and ask that you individually confirm your agreement to this offer in the signatory space below. If you have any questions, please do not hesitate to contact me. I look forward to our most productive year ever together.

With warm regards,

/s/ John Schulte

John Schulte

/s/ David Allie, MD	/s/ Craig Walker, MD

Dr. David Allie	Dr. Craig Walker